                            SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Secton 14(a)
                     of the Securities Exchange Act of 1934

     Filed by the Registrant /X/

     Filed by a Party other than the Registrant / /

     Check the appropriate box:

     / / Preliminary Proxy Statement

     /X/ Definitive Proxy Statement

     / / Definitive Additional Materials

     / / Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                          BECKMAN INSTRUMENTS, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                          BECKMAN INSTRUMENTS, INC.
                   (NAME OF PERSON(S) FILING PROXY STATEMENT)

     Paying of Filing Fee (Check the appropriate box):

     /X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-7(i)(2).

     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).

     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     1) Title of each class of securities to which transaction applies:

     2) Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11.*

     4) Proposed maximum aggregate value of transaction:

     * Set forth the amount on which the filing fee is calculated and state how it was determined.

     / / Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number of the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:

                                     [LOGO]

                                                               February 23, 1994

Dear Stockholder:

      You are cordially invited to attend the 1994 Annual Meeting of Stockholders of Beckman Instruments, Inc. to be held at 10:00 a.m., Wednesday, March 30, 1994 at The Curtis Theatre at The Brea Civic & Cultural Center, One Civic Center Circle, Brea, California.

      The attached Notice of Annual Meeting of Stockholders and Proxy Statement describe the matters to be acted upon. Whether or not you plan to attend personally, and regardless of the number of shares you own, it is important that your shares be represented. Accordingly, WE URGE YOU TO COMPLETE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED. If you attend the Annual Meeting and wish to vote in person, you may withdraw your proxy at that time.

      If you plan to attend the Annual Meeting in person, mark the designated box on the proxy card. Please promptly return the proxy card in sufficient time to receive a card of admission, which you should present upon entering the meeting.

                                           Sincerely,

                                           [SIG]

                                           LOUIS T. ROSSO
                                           Chairman of the Board and
                                           Chief Executive Officer

                                     [LOGO]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD MARCH 30, 1994

TO OUR STOCKHOLDERS:

     The 1994 Annual Meeting of Stockholders of Beckman Instruments, Inc., a Delaware corporation, will be held at The Curtis Theatre at The Brea Civic & Cultural Center, One Civic Center Circle, Brea, California, on Wednesday, March 30, 1994, at 10:00 a.m. for the following purposes:

          1. To elect a class of directors to serve until the expiration of their term in 1997 and until their successors are elected and qualified; and

          2. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only stockholders of record at the close of business on February 1, 1994 will be entitled to notice of and to vote at the meeting and any adjournment thereof.

     You are cordially invited to attend the meeting. Whether or not you expect to attend, PLEASE PROMPTLY VOTE, SIGN, DATE AND RETURN THE ENCLOSED PROXY/INSTRUCTION CARD IN THE ENCLOSED U.S. POSTAGE-PAID ENVELOPE. This will ensure that your shares are voted in accordance with your wishes and that a quorum will be present. Even though you have returned your proxy card, you may withdraw your proxy at any time prior to its use and vote in person at the meeting should you so desire.

                                          By Order of the Board of Directors

                                          [SIG]

                                          William H. May
                                          Secretary
Fullerton, California
February 23, 1994

                           BECKMAN INSTRUMENTS, INC.
                             2500 HARBOR BOULEVARD

                        FULLERTON, CALIFORNIA 92634-3100

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

                                  INTRODUCTION

     This Proxy Statement is furnished to holders of shares of common stock, par value $.10 per share ("Beckman Common Stock"), of Beckman Instruments, Inc., a Delaware corporation ("Beckman" or the "Company"), in connection with the solicitation by the Company's Board of Directors ("Board") of the accompanying proxy to be used at the 1994 Annual Meeting of Stockholders to be held at The Curtis Theatre at The Brea Civic & Cultural Center, One Civic Center Circle, Brea, California, at 10:00 a.m. on Wednesday, March 30, 1994, and any adjournment or postponement thereof (the "Annual Meeting"). Copies of this Proxy Statement and the accompanying proxy are being mailed on or about February 23, 1994 to stockholders of record on February 1, 1994.

     The expense of this solicitation will be paid by the Company. In addition to solicitation by mail, officers and employees of the Company may solicit proxies by telephone, by telex, or in person. The Company has engaged the firm of D. F. King & Co., Inc., as proxy solicitors, to whom the fee payable for such services is estimated to be $10,000 plus reimbursement of out-of-pocket expenses. The Company will also reimburse brokers, nominees, fiduciaries and other custodians for reasonable expenses incurred by them in forwarding proxy materials to the beneficial owners of the stock.

     Only holders of record of Beckman Common Stock at the close of business on February 1, 1994 ("Record Date") are entitled to vote at the Annual Meeting. On the Record Date, there were outstanding for voting purposes 29,040,768 shares of Beckman Common Stock. Each stockholder shall have one vote per share on all business of the Annual Meeting. The Company's Benefit Equity Trust, established to assist the Company in meeting its stock-related obligations for benefit programs, holds 1,150,878 of the shares outstanding for voting purposes. These are voted by the trustee in the same proportion as instructions received from employees recently participating in the Company's Employees' Stock Purchase Plan.

     The shares represented by properly executed proxies received in time for the Annual Meeting will be voted. The proxy may be revoked by a stockholder at any time prior to its use by giving written notice of such revocation to the Secretary of the Company, by submitting a later dated proxy, or by voting in person at the Annual Meeting.

     The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Beckman Common Stock will constitute a quorum at the Annual Meeting. Outstanding shares of Beckman Common Stock represented by a properly signed and returned proxy will be treated as being present at the Annual Meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote, abstaining, withholding a vote for the election of one or more nominees for director or constituting a broker non-vote. The accompanying proxy card provides space to vote for or to withhold voting for any or all nominees for the Board of Directors. Directors are elected by the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the subject matter. Proxies marked as abstaining or withholding a vote in connection with the election of one or more nominees for director will not be counted as casting votes for such nominees, although the shares covered by such proxies will be included in determining the number of shares present at the meeting and entitled to vote on the subject matter.

     The Company does not presently know of any business other than the election of directors that may properly come before the stockholders for a vote at the Annual Meeting. As to any such other matters, unless a greater or different vote were required by applicable law, the certificate of incorporation or the by-laws, the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the subject matter would be required to approve such matter, and abstentions would be treated as described above. Under the rules of the New York Stock Exchange, Inc., brokers who hold shares in street name for customers have the authority to vote on the election of directors and certain other matters when they have not received instructions from beneficial owners, but lack such authority on other matters. Proxies subject to such broker non-votes would not be counted as casting votes for or against any matter as to which authority was so withheld, and the shares covered by such proxies would not be included in determining the number of shares present at the meeting and entitled to vote on the subject matter in question.

     UNLESS OTHERWISE DIRECTED IN THE PROXY, THE PERSONS NAMED IN THE PROXY CARD WILL VOTE FOR THE DIRECTOR NOMINEES PRESENTED IN THE PROPOSAL BELOW. AS TO ANY OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING, THE PERSONS NAMED IN THE PROXY CARD WILL VOTE IN ACCORDANCE WITH THEIR BEST JUDGMENT, ALTHOUGH THE COMPANY DOES NOT PRESENTLY KNOW OF ANY OTHER BUSINESS.

                                    PROPOSAL

                             ELECTION OF DIRECTORS

     Four members of the Board are proposed to be elected for a term expiring at the 1997 annual meeting of stockholders. The Board currently consists of eleven persons and is divided into three classes, with the term of office of one class expiring each year. All director nominees are currently directors of the Company with terms expiring at this Annual Meeting.

     The Board recently elected four new members, who are Dennis C. Fill, William N. Kelley, M.D., C. Roderick O'Neil, and John P. Wareham. In addition, the Board intends to elect one additional new member of the Board within the next few months. George Kilmain, Vice President -- Finance and Chief Financial Officer retired from the Company and resigned from the Board in December 1993.

     The persons named in the accompanying proxy intend to vote the shares represented by the proxy for the election of these director nominees, unless authority to vote for one or more of such nominees is withheld in the proxy. The proxies cannot be voted for a greater number of persons than the number of nominees named. The Board is informed that all of the nominees are willing to serve as directors, but if any of them should decline or be unable to act as a director, the persons named in the proxy will vote for such substitute nominee or nominees as may be designated by the Board unless the Board reduces the number of directors accordingly.

                  DIRECTOR NOMINEES FOR TERM EXPIRING IN 1997

     EARNEST H. CLARK, JR., 67, has been Chairman and Chief Executive Officer of The Friendship Group, an investment partnership, since 1989. He served as Chairman of Baker Hughes Incorporated, which manufactures and services equipment for drilling and completing oil wells and equipment for surface and underground mining, from 1987 to 1989. From 1969 to 1987, he served as Chairman of Baker International Corporation, a predecessor to Baker Hughes Incorporated. He also served as Chief Executive Officer of Baker International Corporation from 1965 to 1987 and as its President from 1962 to 1985, respectively. He is a director of CBI Industries, Honeywell Inc., Kerr McGee Corporation and The American Mutual Fund. Mr. Clark is Chairman of the Board and Chief Volunteer Officer of the YMCA of the USA and a member of the Board of Harvey Mudd College. He has been a director of Beckman since 1988.

     GAVIN S. HERBERT, 61, has been Chairman of the Board of Allergan, Inc., a global provider of specialty therapeutic products which he helped found in 1950, since 1977. He also served as its Chief Executive Officer from 1961 to 1991. He was Executive Vice President of SmithKline Beckman Corporation, predecessor of SmithKline Beecham Corporation, which markets prescription and proprietary products for human and animal health care and diagnostic and analytical products and services, from 1986 to 1989. He was President of SmithKline Beckman Corporation's Eye and Skin Care Products Operations from 1981 to 1989. Mr. Herbert is a Trustee of the University of Southern California and on the Board of Directors of Research to

Prevent Blindness, California Healthcare Institute, and the Pharmaceutical Manufacturers Association. He has been a director of Beckman since 1988.

     C. RODERICK O'NEIL, 63, has been Chairman of O'Neil Associates, an investment management consulting firm, since 1987. He was a partner in Greenspan O'Neil Associates from 1984 to 1987 and Chairman of the Finance Committee of Travelers Corporation from 1977 to 1984. Mr. O'Neil is a director of AMBAC Inc., Brinson Global Funds and Fort Dearborn Fund. He has been a director of Beckman since January 1994.

     LOUIS T. ROSSO, 60, has been Chief Executive Officer of the Company since 1988 and Chairman of the Board since 1989. He served as the Company's President from 1982 to October 1993. He also served as a Vice President of SmithKline Beckman Corporation from 1982 to 1989. Mr. Rosso first joined Beckman in 1959 and was named Corporate Vice President in 1974. He is a director of Allergan, Inc. and the Beckman Laser Institute and Medical Clinic. He is on the Board of Trustees of St. Jude Medical Center in Fullerton, California, and Harvey Mudd College, and is a member of the Board of Visitors of the Graduate School of Management of the University of California -- Irvine. Mr. Rosso has been a director of Beckman since 1988.

     Vote Required. The affirmative vote of a majority of the shares of Beckman Common Stock present in person, or represented by proxy at the Annual Meeting and entitled to vote on the subject matter is required.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ABOVE NOMINEES.

                         BOARD OF DIRECTORS INFORMATION

CONTINUING DIRECTORS -- TERM EXPIRING IN 1995

     CAROLYNE K. DAVIS, Ph.D., 62, has been a national and international health care advisor to Ernst & Young, certified public accountants, since 1985, and a consultant and advisor to the Board of Beverly Enterprises, Inc., operator of nursing facilities, retirement and congregate living projects, pharmacies and home health care entities, since 1989. Dr. Davis served as Administrator of the Health Care Financing Administration of the U.S. Department of Health and Human Services from 1981 to 1985. She is a member of the Institute of Medicine, and the American Red Cross Board of Governors as well as the National Museum for Medicine and Health. Dr. Davis is a Trustee of the National Rehabilitation Hospital, Washington DC and Trustee for the University of Pennsylvania Medical Center. She is a director of Merck & Co., Inc., The Prudential Insurance Company of America, and Pharmaceutical Marketing Services, Inc. Dr. Davis has been a director of Beckman since 1989.

     DENNIS C. FILL, 64, is Chairman and Chief Executive Officer of Advanced Technology Laboratories, Inc., a worldwide leader in the development, manufacturing and distribution of medical ultrasound systems, formerly known as Westmark International. He was Chairman of the Board, Chief Executive Officer and President of Westmark from 1986 to 1992. From 1978 to 1987, he served as President and Chief Operating Officer of Squibb Corporation. He is a director of ATL, SpaceLabs, Cytran, Inc. and Morton International. Mr. Fill has been a director of Beckman since January 1994.

     WILLIAM N. KELLEY, M.D., 54, has served as Executive Vice President of the University of Pennsylvania, Chief Executive Officer of the University of Pennsylvania Medical Center and Health System, and Dean of the School of Medicine at the University of Pennsylvania since 1989. He was Professor and Chairman of the Department of Internal Medicine and a Professor -- Department of Biological Chemistry from 1975 to 1989. He also serves as a Trustee of Emory University. Dr. Kelly is a director of Merck & Co., Inc. He has been a director of Beckman Instruments since January 1994.

     HENRY WENDT, 60, is Chairman of the Board of SmithKline Beecham p.1.c., which manufactures and markets prescription and proprietary products for human and animal health care, and its subsidiary, SmithKline Beecham Corporation. He was President of SmithKline Beckman Corporation, predecessor of SmithKline Beecham Corporation, from 1982 to 1987 and from January 1989 to July 1989. He served as its Chief Executive Officer from 1982 to 1989 and its Chairman of the Board from 1987 to 1989. Mr. Wendt is a director of Allergan, Inc., Atlantic Richfield Co., and Aviall, Inc. He is a member and former Chairman of the U.S.-Japan Business Council and a member of the Trilateral Commission. Mr. Wendt has been a director of Beckman since 1988 and served as its Chairman of the Board until 1989.

CONTINUING DIRECTORS -- TERM EXPIRING IN 1996

     FRANCIS P. LUCIER, 66, served 21 years with the Black & Decker Corporation, international manufacturer of power tools and home appliances, holding the posts of President, Chief Executive Officer or Chairman of the Board from 1972 to 1984. He has served as Chairman of the Board of Hartland & Company, consultants for management of pension finance planning policy and communication, since 1989. He was Chairman of the Board and Chief Executive Officer of Mohawk Data Sciences Corporation, producers of electronic data processing equipment, from 1984 until 1985 and Chairman of the Board of Micon Systems, Inc., a producer of data communications products, from January 1988 until its sale in September 1988. Mr. Lucier has been a management consultant since 1985. He is a director of PHH Corporation. He has been a director of Beckman since 1988.

     DAVID S. TAPPAN, JR., 71, served as Chief Executive Officer and Chairman of the Board of Fluor Corporation, an international engineering construction and technical services company with investments in coal and lead, from 1984 until 1989 and 1990, respectively, and currently serves as a director of that corporation. Mr. Tappan is also a director of Advanced Tissue Sciences, Inc., Genentech, Inc., Allianz Insurance Company, and the United States Chamber of Commerce. He is also a member of the Board of Trustees of The Scripps Research Institute and the University of Southern California. Mr. Tappan has been a director of Beckman since 1988.

     JOHN P. WAREHAM, 52, has served as President and Chief Operating Officer of the Company since October 1993. He served as the Company's Vice
President -- Diagnostic Systems Group from 1984 through October 1993. Prior thereto he had been President of Norden Laboratories, Inc., a wholly owned subsidiary of SmithKline Beckman Corporation engaged in developing, manufacturing and marketing veterinary products. Mr. Wareham first joined SmithKline Corporation, a predecessor of SmithKline Beckman Corporation, in 1968. He is a director of the Little Rapids Corporation and The John Henry Foundation. He has been a director of Beckman since December 1993.

BOARD COMPENSATION AND BENEFITS

     Non-employee directors receive an annual $20,000 retainer plus $1,000 for each Board meeting and each committee meeting attended. Meeting fees are paid for the committee meetings whether or not held on the day of Board meetings. The director receives an additional business fee equal to the Board meeting fee for each day or significant portion of a day spent on Company business. No additional business fee is paid to any director who receives consulting fees from the Company. Directors who are officers of the Company receive no additional compensation for Board or committee service. Therefore, Messrs. Rosso, Kilmain and Wareham received no additional compensation for Board or committee service during 1993.

     Non-employee directors of the Company who have not been an employee of the Company, or a subsidiary of the Company, for at least one year prior to the date of grant automatically receive a non-qualified option to purchase 1,000 shares of Beckman Common Stock (subject to adjustments occurring after the grant) on the date of each annual meeting of stockholders, pursuant to the Company's Stock Option Plan for Non-Employee Directors approved by stockholders in May 1989 and amended with stockholder approval in 1992. The option price for each option granted is the fair market value on the date of grant. Options are generally exercisable six months from the date of grant (subject to the individual serving as director for the duration of those six months) and expire ten years after the date of grant (subject to earlier termination if the director ceases to serve as a director). The amount of shares pursuant to outstanding options under this plan which are exercisable or which will become exercisable within 60 days of February 23, 1994, are included in the table shown under "Security Ownership of Certain Beneficial Owners and Management -- By Directors and Executive Officers" below.

MEETINGS OF BOARD AND COMMITTEES

     The Company's Board held eight meetings during 1993. The Board's Audit Committee and Organization and Compensation Committee held four meetings each and the Board's Finance Committee and Nominating Committee held five meetings each, for a total of eighteen committee meetings in 1993. Each of the incumbent directors attended at least 94% of the meetings of the Board and committees on which such director served. The average attendance for all Board and committee meetings was approximately 97%.

COMMITTEES OF THE BOARD

     Audit Committee. This committee meets with the independent public accountants and internal audit staff to discuss the annual audit plan and the results of their audit examinations. It also meets with the Company's internal auditors to review the internal audit department's activities and to discuss the adequacy of the Company's accounting and control systems. This committee also considers any issues raised by its members, the independent public accountants, the internal audit staff, the legal staff or management. Each year it recommends to the full Board an accounting firm to audit the consolidated financial statements of the Company. This committee currently consists of Mr. Lucier, Chairman, Mr. Herbert, Dr. Kelley and Mr. Wendt.

     Organization and Compensation Committee. This committee reviews and approves major corporate organization structure, reviews performance of corporate officers and establishes overall executive compensation policies and programs. It reviews and approves compensation elements such as base salary, bonus awards, stock option grants and other forms of long-term incentives. No member of the committee may be a member of management or eligible for compensation other than as a director or consultant. This committee currently consists of Mr. Tappan, Chairman, Mr. Clark, Mr. Fill and Mr. Lucier.

     Finance Committee. This committee reviews, approves or modifies management recommendations on corporate financial strategy and policy and, where appropriate, makes recommendations to the Board. This committee currently consists of Mr. Wendt, Chairman, Dr. Davis, Mr. Herbert and Mr. O'Neil.

     Nominating Committee. This committee reviews the qualifications of nominees for directors and makes recommendations to the Board to fill vacancies and newly created directorships. It develops criteria to determine the qualifications of directors and the appropriate retirement and tenure of directors. Stockholders may submit recommendations for Board nominees to the committee for its consideration by addressing them to the Secretary of the Company at its headquarters in Fullerton, California. The committee may or may not act or provide reasons related to its actions or inactions on any such recommendations. This committee currently consists of Mr. Clark, Chairman, Dr. Davis, and Mr. Tappan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No member of the Company's Organization and Compensation Committee is a current or former officer or employee of the Company. In addition, there are no compensation committee interlocks between Beckman and other entities involving Beckman executive officers and Beckman Board members who serve as executive officers of such other entities.

     The Company employs the consulting services of Hartland & Company relating to pension finance planning policy and communications for Beckman's Pension Plan and Savings and Investment Plan. Beckman paid Hartland & Company $127,596 for such consulting services in 1993. During 1993 and presently, Mr. Lucier is a member of the Company's Organization and Compensation Committee. Mr. Lucier is Chairman of the Board of Hartland & Company, receives a fee from Hartland and Company for his services, and owns 20% equity interest therein.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

BY DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the amount of shares of Beckman Common Stock beneficially owned (as of February 1, 1994, unless otherwise indicated) by directors of the Company, the Chief Executive Officer and the five highest paid executive officers reported in the "Executive Compensation -- Summary Compensation Table" below ("named executive officers"), and all directors and executive officers as a group. Percentage of ownership is calculated using the number of outstanding shares as of February 1, 1994, the Record Date.

                                                             BECKMAN             PERCENTAGE
    BENEFICIAL OWNER                                       COMMON STOCK         OF OWNERSHIP
    ----------------                                       ------------         -----------
    Directors:
      L. T. Rosso.........................................     244,778(1)(2)        *
      E. H. Clark, Jr.....................................       5,100(1)           *
      C. K. Davis.........................................       5,127(1)           *
      D. C. Fill..........................................       1,000              *
      G. S. Herbert.......................................      13,212(1)(3)        *
      W. N. Kelley........................................         -0-              *
      F. P. Lucier........................................       6,586(1)(3)        *
      C. R. O'Neil........................................       2,000              *
      D. S. Tappan, Jr....................................       6,000(1)           *
      J. Wareham..........................................      88,881(1)(2)        *
      H. Wendt............................................      16,771(1)(3)        *
    Other Named Executive Officers:
      G. Kilmain..........................................      76,569(1)(2)(3)     *
      M. O'Neill..........................................      85,494(1)(2)        *
      A. Torrellas........................................      40,651(1)(2)(3)     *
      A. Ziegler..........................................      38,787(1)(2)        *
    All Directors and Officers as a group (22 persons)....     831,512(1)(2)(3)     *

- ---------------

 *  Less than 1% of outstanding shares.

(1) The amounts shown include shares which directors and executive officers had the current right to acquire, or will have the right to acquire within 60 days of February 23, 1994 upon the exercise of options under the Company's Stock Option Plan for Non-Employee Directors and Incentive Compensation Plans, as applicable, as follows: Messrs. Clark, Lucier, and Tappan, and Dr. Davis, 5,000 shares each; Messrs. Herbert and Wendt, 3,000 shares each; Mr. Rosso, 161,360 shares; Mr. Wareham, 77,220 shares; Mr. Kilmain, 62,200 shares; Mr. O'Neill, 71,410 shares; Messrs. Torrellas and Ziegler, 35,690 shares each; and all directors and officers as a group, 632,582 shares.

(2) Included are shares held in trust for the benefit of the named executive officers and employee directors under the Company's Savings and Investment Plan as of November 30, 1993, as follows: Mr. Rosso, 42,249 shares; Mr. Wareham, 899 shares; Mr. Kilmain, 365 shares; Mr. O'Neill, 2,652 shares; Mr. Torrellas, 357 shares; Mr. Ziegler, 324 shares; and all executive officers as a group, 57,656 shares. Also included are restricted stock holdings as follows: Mr. Rosso, 4,968 shares; Messrs. Wareham and O'Neill, 2,262 shares each; Messrs. Torrellas and Ziegler, 996 shares each; and all executive officers as a group, 16,548 shares.

(3) Included in the amounts shown above are shares of Beckman Common Stock for the named individuals as follows: Mr. Herbert, a total of 8,682 shares held as trustee or co-trustee in family trusts (but not including 1,530 shares held in the Marilyn Hausman Successor Trust of which he is trustee but disclaims beneficial ownership of such shares); Mr. Kilmain, 9,400 shares held by himself and his spouse as co-trustees in a family trust; Mr. Lucier, 1,458 shares held by his pension plan; Mr. Torrellas, 2,366 shares held by himself and his spouse as co-trustees in a family trust; and Mr. Wendt, 3,366 shares held by his spouse. Also included are shares of Beckman Common Stock for other executive officers totalling 5,277 shares held as trustees or co-trustees in family trusts or as custodian for children.

BY OTHERS

     Management of the Company knows of no person, except as set forth below, who is the beneficial owner of more than 5% of the Company's issued and outstanding Common Stock. The table sets forth information known to the Company as of February 14, 1994, with percentage of ownership calculated using the number of outstanding shares on February 1, 1994.

               NAME AND ADDRESS OF                                SHARES            PERCENT
                BENEFICIAL OWNERS                           BENEFICIALLY OWNED     OF CLASS
               -------------------                          ------------------     --------
Trimark Investment Management Inc.......................       2,824,700(1)          9.73
Brinson Partners, Inc. and related entities.............       2,726,780(2)          9.39(2)
Mellon Bank Corporation and its subsidiaries............       2,576,070(3)          8.87
Quantum Partners LDC and related entities...............       1,787,500(4)          6.16(4)

- ---------------

(1) Based on the Schedule 13G amendment dated February 10, 1994, wherein Trimark Investment Management Inc. ("TIMI") reported the beneficial ownership of 2,824,700 shares at December 31, 1993. The Schedule 13G amendment states that TIMI is both manager of the assets and sole trustee of various trust funds and, as such, has sole voting power and sole dispositive power in respect of all 2,824,700 shares. TIMI's address is One First Canadian Place, Suite 5600, P.O. Box 487 , Toronto, Ontario, M5X 1E5.

(2) Based on information provided by Brinson Partners, Inc. ("BPI"), Brinson Trust Company ("BTC"), and Brinson Holdings, Inc. ("BHI"), included in their joint Schedule 13G amendment dated February 14, 1994, wherein they reported the beneficial ownership of 2,575,634 shares at December 31, 1993. They state that: BPI has sole voting and dispositive powers over the 2,058,785 shares (7.09% of outstanding shares) it beneficially owns; BTC has sole voting and dispositive powers over the 667,995 shares (2.3% of outstanding shares) it beneficially owns; and BHI beneficially owns the shares by BPI and BTC solely through its ownership of BPI which in turns owns BTC. The address for BPI, BTC and BHI is 209 South LaSalle, Chicago, Illinois 60604-1295.

(3) Based on a Schedule 13G dated February 9, 1994, wherein Mellon Bank Corporation and its subsidiaries, including also subsidiaries of The Boston Company, Inc., ("Mellon") reported the beneficial ownership of 2,576,070 at December 31, 1993. The Schedule 13G states that all of the securities are beneficially owned by Mellon in various fiduciary capacities, with no individual accounts holding an interest of 5% or more. Mellon has sole voting and dispositive powers in respect of 119,000 shares, shared voting power in respect of 26,000 shares, and shared dispositive power in respect of 1,705,000 shares. Mellon Bank, N.A., as trustee of Beckman's Savings and Investment Plan, disclaims beneficial ownership of all shares that have been allocated to the individual accounts of employee participants for which directions have been received and followed. The principal place of business is Mellon Bank Corporation, One Mellon Bank Center, Pittsburgh, Pennsylvania 15258.

(4) Based on a joint Schedule 13D amendment dated September 15, 1993, reporting the information which follows.

     Quantum Partners LDC ("Quantum Partners"), shares voting power for 604,500 shares (2.08% of outstanding shares). The address of its principal office is De Ruyterkade 62, Curacao, Netherlands Antilles.

     George Soros is beneficial owner of 1,200,700 shares (4.13% of outstanding shares). This number consists of (a) 596,200 shares owned by Mr. Soros personally, for which he has sole voting and dispositive powers, and (b) the 604,500 shares (as stated above) owned by Quantum Partners, of which Mr. Soros (as sole proprietor of the investment firm Soros Fund Management ("SFM"), which is under contract as discretionary investment manager to Quantum Partners) may be considered beneficial owner, and as to which he shares voting power with Quantum Partners and has sole dispositive power. The address of SFM's principal office is 888 Seventh Avenue, New York, New York 10106.

     Winston Partners L.P. ("Winston") holds 586,800 shares (2.02% of outstanding shares), for which Purnendu Chatterjee, in his capacity as sole general partner of Chatterjee Fund Management, a limited partnership which is the sole general partner of Winston, has sole voting and dispositive powers. The business address for Mr. Chatterjee is 888 Seventh Avenue, New York, New York 10106.

      COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the directors, officers and certain other employees of the Company, and persons who own more than ten percent of a registered class of the Company's equity securities ("Reporting Persons") to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Beckman Common Stock. In addition, under
Section 16(a), trusts for which a Reporting Person is a trustee and a beneficiary (or a member of his immediate family is a beneficiary), may have a separate reporting obligation with regard to holdings and transactions in Beckman Common Stock. Specific due dates for these reports have been established and the Company is required to disclose in this proxy statement any failure to file by these dates during 1993. To the Company's knowledge, all of these requirements were satisfied, except that two Reporting Persons each filed one late Form 4 for purchases under the Company's newly established Dividend Reinvestment Plan, which transactions are exempt from liability under Section 16(b), as follows: Mr. May, three transactions of less than one share each; and Mr. Ziegler, one transaction of less than six shares.

                             EXECUTIVE COMPENSATION

     The following table sets forth information, as to the Chief Executive Officer and the five highest paid executive officers of the Company, for the last three fiscal years:

                           SUMMARY COMPENSATION TABLE

                                                                  LONG-TERM COMPENSATION
                                                                         AWARDS(2)
                                                                ---------------------------
                                                ANNUAL                         SECURITIES
                                            COMPENSATION(2)     RESTRICTED     UNDERLYING
                                          -------------------      STOCK        OPTIONS/       ALL OTHER
                                          SALARY(3)  BONUS(4)   AWARD(S)(5)     SARS(6)     COMPENSATION(7)
 NAME AND PRINCIPAL POSITION(1)    YEAR      ($)       ($)          ($)           (#)             ($)
- ---------------------------------  -----  ---------  --------   -----------  -------------- ---------------
Louis T. Rosso                      1993   449,167        --           --     50,000 shares       7,075
  Chairman of the Board,
     President                      1992   420,006   415,400           --     45,000 shares       5,722
  and Chief Executive Officer       1991   397,924   137,300      163,530     55,000 shares       5,556
John P. Wareham                     1993   273,008        --           --     17,000 shares       7,075
  Vice President, Diagnostic        1992   261,174   198,500           --     19,000 shares       5,722
  Systems Group (DSG)               1991   251,000   191,500       74,458     25,000 shares       5,556
George Kilmain                      1993   248,906        --           --     11,000 shares     222,141(8)
  Vice President, Finance and       1992   221,167   136,900           --     12,500 shares       6,103
  Chief Financial Officer           1991   211,004    48,500       53,523     18,000 shares       5,556
Michael T. O'Neill                  1993   246,008        --           --     17,000 shares       7,075
  Vice President Bioanalytical      1992   233,258   195,500           --     19,000 shares       6,103
  Systems Group (BSG)               1991   212,841    10,900       74,458     25,000 shares       5,556
Arthur A. Torrellas                 1993   197,526        --           --      7,000 shares       7,075
  Vice President, International     1992   186,472   132,000           --      8,000 shares       6,103
  Operations -- DSG                 1991   165,330   115,110       32,785     11,000 shares       3,586
Albert R. Ziegler                   1993   196,625        --           --      7,000 shares       7,075
  Vice President, North             1992   187,425   130,800           --      8,000 shares       6,094
  American Operations -- DSG        1991   179,363   111,000       32,785     11,000 shares       4,702

- ---------------

(1) In October 1993, Mr. Wareham became President and Chief Operating Officer and Mr. O'Neill became Senior Vice President of Commercial Operations. In December 1993, Mr. Kilmain retired.

(2) The aggregate amount of other annual compensation for each named individual did not equal or exceed the lesser of either $50,000 or 10% of the total of such individual's basic salary and bonus for each of the fiscal years reported herein and is not shown. Also, there were no pay-outs pursuant to long term incentive plans made during the fiscal years shown.

(3) Amounts shown include salary reductions under the Company's Flexible Benefits Plan and compensation deferred under the Savings and Investment Plan, pursuant, respectively, to Sections 125 and 401(k) of the Internal Revenue Code of 1986, as amended. The amount shown includes payout upon retirement of accrued vacation to Mr. Kilmain, whose salary otherwise would have been $231,138 in 1993.

(4) Amounts shown include bonuses paid relating to services in 1991 and 1992. These awards were contingent upon the attainment of certain organizational and individual goals prescribed by the Board's Organization and Compensation Committee. Awards were paid in cash. The plans did not provide for deferrals. No bonus amounts were paid to executive officers relating to services in 1993.

(5) The amounts shown represent the values of the awards of restricted stock, calculated by multiplying the number so awarded by the closing price per share of $19.75 as reported on the New York Stock Exchange on the grant date. The number of shares of restricted stock granted to the named individuals follows: Mr. Rosso, 8,280; Messrs. Wareham and O'Neill, 3,770 each; Mr. Kilmain, 2,710; and Messrs. Torrellas and Mr. Ziegler, 1,660 each. Restrictions lapse annually as to 20% of the total number of shares awarded. At the last fiscal year-end, the aggregate restricted stock holdings for the named individuals and their values (calculated by multiplying the number so held December 31, 1993 by the closing price per share of $27.375 as reported on the New York Stock Exchange on that date) follows: Mr. Rosso, 4,968 shares, $135,999; Messrs. Wareham and O'Neill, 2,262 shares, $61,922 each; and Messrs. Torrellas and Ziegler,

    996 shares, $27,266 each. All restrictions lapsed as to Mr. Kilmain's shares upon his retirement prior to year end. Values shown do not include any diminution effect attributable to the restrictions on such stock. Restrictions may lapse sooner in the event of termination of employment due to death or total disability, retirement occurring at least twelve months after the award, or a change of control (as defined in the Restricted Stock Agreement). Dividends are paid on restricted stock at the same amount per share declared for all holders of Beckman Common Stock.

(6) No SARs have been awarded. Options are for shares of Beckman Common Stock.

(7) The amounts shown in this column for the last fiscal year include Company matching contributions to the Company's Savings and Investment Plan, a defined contribution plan wherein eligible employees of the Company and certain subsidiaries may invest in various funds generally up to 15% of their compensation through payroll deductions. The Company makes contributions to the plan equal to 50% or 60% (depending upon investment of Company matching contributions) of up to the first 5% of each employee's contribution (subject to certain limitations).

(8) The amount shown for Mr. Kilmain includes $7,075, the Company's matching contribution to the Savings and Investment Plan (discussed in the above footnote). Also included is $222,141 attributable to payments calculated according to a common formula for lump sum separation pay and a medical insurance subsidy under the Company's voluntary separation program, a broad-based separation of employment program available in 1993, under which Mr. Kilmain retired (see "Termination and Change in Control Agreements" below).

FISCAL YEAR OPTION GRANTS

     The following table sets forth the number of options granted and the estimated grant date present value for the named executive officers during the fiscal year ended December 31, 1993:

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                       INDIVIDUAL GRANTS(1)
- --------------------------------------------------------------------------------------------------------
                                                                                            GRANT DATE
                                            PERCENT OF TOTAL                                  VALUE
                     NUMBER OF SECURITIES     OPTIONS/SARS                                --------------
                     UNDERLYING OPTIONS/       GRANTED TO      EXERCISE OF                  GRANT DATE
                         SARS GRANTED          EMPLOYEES       BASE PRICE    EXPIRATION   PRESENT VALUE
NAME                         (#)             IN FISCAL YEAR      ($/SH)         DATE          ($)(2)
- --------             --------------------   ----------------   -----------   ----------   --------------
L. Rosso...........         50,000                11.4%          $ 22.50       4/6/03        $447,000
J. Wareham.........         17,000                 3.9             22.50       4/6/03         151,980
M. O'Neill.........         17,000                 3.9             22.50       4/6/03         151,980
G. Kilmain.........         11,000                 2.5             22.50       4/6/03          98,340
A. Torrellas.......          7,000                 1.6             22.50       4/6/03          62,580
A. Ziegler.........          7,000                 1.6             22.50       4/6/03          62,580

- ---------------

(1) Non-qualified stock options were granted in 1993 pursuant to the Company's Incentive Compensation Plan of 1990 at an option price equal to the fair market value of the stock at the date of grant. The option price may be paid by delivery of already owned shares, subject to certain conditions. The number of 1993 options exercisable increases in 33% increments after each successive anniversary of the date of grant. Options may become exercisable sooner in the event of death, disability, or retirement occurring after 12 months from the date of grant; retirement under the voluntary separation program; or in the event of a change of control occurring at any time after the date of grant. The options have a term of ten years, subject to sooner expiration in the event of termination of employment. The Organization and Compensation Committee of the Board retains discretion, subject to plan limits, to modify the terms of outstanding options, to reprice options, and to adjust the number, price and kind of shares in the event of certain changes affecting Company stock. No adjustments or repricing of any options granted has occurred. No free-standing or tandem SARs have been granted.

(2) Grant date present value estimates were made using a variation of the Black-Scholes pricing model. The following factors and assumptions were used: option price ($22.50, the fair market value on the date of grant); term of option (10 years); risk of forfeiture due to termination (adjusted by 3% for each year of the three-year vesting period); risk free rate of return (6%); dividend yield (1.59%); volatility (.2920); and market price ($22.50). Although this model is widely used, the value of stock options may not be determined absolutely, and such value cannot be guaranteed, because of the wide range of assumptions and variations which may occur from time to time.

OPTION EXERCISES AND YEAR-END OPTION VALUES

     None of the named executive officers exercised stock options during the fiscal year ended December 31, 1993. No free-standing or tandem SARs have been granted. The table below shows the number of exercisable and unexercisable in-the-money stock options and their values at fiscal year-end. An option is in-the-money if the fair market value of the underlying securities exceeds the exercise price of the option.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR-END
                          AND FY-END OPTION/SAR VALUES

                                       NUMBER OF
                                 SECURITIES UNDERLYING           VALUE OF UNEXERCISED
                               UNEXERCISED OPTIONS/SARS        IN-THE-MONEY OPTIONS/SARS
                                   AT FY-END (#)(1)                AT FY-END ($)(2)
                              ---------------------------     ---------------------------
NAME                          EXERCISABLE   UNEXERCISABLE     EXERCISABLE   UNEXERCISABLE
- -------                       -----------   -------------     -----------   -------------
L. Rosso....................    111,310         98,850        $1,016,446     $627,394
J. Wareham..................     56,840         38,230        $  518,890     $250,071
M. O'Neill..................     51,030         38,230        $  470,501     $250,071
G. Kilmain..................     62,200              0        $  505,925     $      0
A. Torrellas................     27,000         16,100        $  247,800     $105,913
A. Ziegler..................     27,000         16,100        $  247,800     $105,913

- ---------------

(1) All options granted have a term of ten years, subject to earlier termination, with options becoming exercisable over periods of two, three, or four years from dates of grant. See footnote 1 to "Option/SAR Grants in Last Fiscal Year" table above for additional information on general terms which apply to stock option awards made.

(2) Values were calculated by multiplying the closing market price of Beckman Common Stock at December 31, 1993 ($27.375 per share as reported on the New York Stock Exchange on that date) by the respective number of shares and subtracting the option price, without any adjustment for any vesting or termination contingencies or other variables.

TERMINATION AND MANAGEMENT CHANGE IN CONTROL AGREEMENTS

     In October 1993, the Company offered a voluntary separation program to employees with at least twenty years of service with the Company. In general, the program provided a pension plan enhancement for age and benefit service and a Social Security bridge payment of up to $500 a month until age 62, for employees meeting certain additional eligibility requirements. The program also provided for a lump sum separation pay amount based on a formula common to all participants and a medical insurance subsidy, in addition to a retraining scholarship, preretirement planning seminars, vesting of stock options held less than one year, and outplacement services. All executive officers (except Mr. Rosso) who met the eligibility requirements could participate in the program. Mr. Kilmain retired from the Company under the program and was eligible to receive all provisions of the program (see further discussion at footnote 8 to the "Executive Compensation -- Summary Compensation Table" above).

     All senior management who are Vice Presidents or above of the Company, including the named executives, have entered into agreements with the Company that are effective if, within two years after the occurrence of a change in control of the Company (as defined in the agreements), any of these individuals is terminated without cause or has a material change to compensation or responsibilities. Under these agreements, the Company will pay up to three times the individual's annual compensation as specified in the agreements, as well as a limited continuance of certain Company benefits.

DEFINED BENEFIT PENSION PLANS

     The Company's defined benefit qualified and non-qualified supplemental pension plans provide pension benefits to employees, including officers of the Company, based upon the average of the highest 60 consecutive months of eligible compensation and years of eligible service. Eligible compensation includes basic salary and bonuses earned during the year. Benefit amounts are offset generally by a portion of the employee's Social Security Covered Compensation and, if applicable, amounts from any other similar Company or subsidiary sponsored plan. If an employee elects a form of payment providing a benefit for his or her beneficiary, the benefit amount for the employee is reduced.

     Normal retirement age generally is 65, but employees may continue employment beyond age 65 and earn additional retirement benefits. Pursuant to the Company's voluntary separation program (see "Termination and Management Change in Control Agreements" above), Mr. Kilmain was credited with five additional years of eligible service which resulted in a total of approximately 37 years of eligible service upon his 1993 retirement at age 60. Credited years of eligible service at normal retirement for the other named executive officers would be as follows: Mr. Rosso, 40 years; Mr. Wareham, 38 years; Mr. O'Neill, 33 years; Mr. Torrellas, 18 years; and Mr. Ziegler, 30 years.

     The Company has entered into an agreement under the non-qualified supplemental pension plan with Mr. Torrellas. Under certain stipulations on employment tenure with the Company, the agreement provides additional retirement benefits under the non-qualified plan as if he had a 38% increase in the single life annuity amount under the Company's qualified pension plan.

     The following table illustrates the annual pension benefits, before any offsets, calculated as a single life annuity, payable at normal retirement.

                               PENSION PLAN TABLE

                                                    YEARS OF SERVICE
                 ---------------------------------------------------------------------------------------
REMUNERATION        15           20           25           30           35           40           45
- ------------     ---------    ---------    ---------    ---------    ---------    ---------    ---------
$300,000         $  76,500    $ 102,000    $ 127,500    $ 153,000    $ 178,500    $ 186,000    $ 193,500
 350,000            89,250      119,000      148,750      178,500      208,250      217,000      255,750
 400,000           102,000      136,000      170,000      204,000      238,000      248,000      258,000
 450,000           114,750      153,000      191,250      229,500      267,750      279,000      290,250
 500,000           127,500      170,000      212,500      255,000      297,500      310,000      322,500
 550,000           140,250      187,000      233,750      280,500      327,250      341,000      354,750
 600,000           153,000      204,000      255,000      306,000      357,000      372,000      387,000
 650,000           165,750      221,000      276,250      331,500      386,750      403,000      419,250
 700,000           178,000      238,000      297,500      357,000      416,500      434,000      451,500
 750,000           191,250      255,000      318,750      382,500      446,250      465,000      483,750

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the Report below and the Stock Performance Graph which follows shall not be incorporated by reference into any such filings.

         BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Among the duties of the Organization and Compensation Committee of the Board is the determination of compensation for all executive officers, including the Chief Executive Officer ("CEO").

EXECUTIVE COMPENSATION COMPONENTS

     The committee intended that 1993 executive compensation be competitive and that it further align the interests of management and stockholders, as well as allow rewards for long-term vision and growth. The three components of executive compensation were base salary, bonus opportunity and stock options.

     Information on compensation competitiveness was derived using companies of comparable revenue size reported in the 1992 Towers Perrin Compensation Data Bank ("Data Bank"), which included 394 companies representing a composite of all business sectors and 300 CEO positions. This larger data base was viewed as substantially more reliable than data from the peer group companies in the Stock Performance Graph (shown following this report). Also, data on comparable positions is generally unavailable for the Company's direct competitors, which are primarily privately held foreign corporations or smaller divisions of substantially larger public companies.

     A significant portion of compensation related directly to company financial results through the annual bonus plans. While the desired "base salary" compensation was a 50th percentile of base salary levels in the Data Bank, a 75th percentile of "total cash compensation" levels (base salary and bonus) could have been achieved upon meeting the net earnings threshold and other objectives under the bonus plans. This percentile was chosen in recognition of the risk associated with a critical "all or nothing" provision precluding bonus eligibility for any performance measure in the bonus plans unless company net earnings increased by at least 13% over fiscal year 1992.

     Long-term incentives were provided through the grant of stock options. The 1992 Towers Perrin Long-Term Incentive Plan Survey ("Survey") was consulted to provide a comparable incentive reference point. The Survey reported on some 270 companies representing a composite of all business sectors, 400 long-term incentive plans and 10,500 individuals.

     The compensation components are discussed further below.

     - BASE SALARY

     The CEO base salary determination by the committee, approved by the other outside members of the Board, was to increase Mr. Rosso's base pay from $440,000 to $450,000, a 2.3% increase, just above the 50th percentile level in the analysis of CEO base salary reported in the Data Bank. The committee reviewed the base salary for the CEO five months earlier than normal in order to shift Mr. Rosso to a common salary review date with other Company officers.

     The process of determining base salary for executive officers was comparable to that utilized for the CEO, with reference made to the 50th percentile level of base salary for positions in the Data Bank reflecting responsibilities comparable to those of the respective officers.

     While the Data Bank reference was the primary factor in the determination of base salary, individual performance and internal pay relationships was considered in individual cases by some members of the committee. These factors, however, were not weighted, ranked, or generally discussed by the committee.

     - BONUS OPPORTUNITY

     As a result of not achieving the threshold 13% net earnings increase, no annual cash bonuses were paid in 1993 to any executive officer. Had the initial threshold been met, bonus awards would have been based on the sum of a net earnings growth percentage (weighted at approximately 30%) and a profitability of operating units percentage (weighted at approximately 70%) multiplied by an additional factor (ranging from 0% to 150%) derived from the assessment of individual accomplishment of management objectives. The assessment of individual accomplishments is performed by the committee for the CEO, and by the CEO (reviewed by the committee) for the other executive officers.

     Due to the large amount of compensation at risk relating to the net earnings threshold, the impact of no bonuses on competitive positioning for executive officers, although varied somewhat by individual, generally resulted in total cash compensation below competitive levels. The lack of bonus payment to the CEO caused a 46% reduction in total cash compensation compared to 1992 earnings, placing his total cash compensation below the 25th percentile in the competitive compensation analysis for his position.

     In its review of the individual performance of corporate officers in 1993, the committee commended the CEO for his leadership in the redirection of business market strategy and the company restructuring in support of new strategic initiatives. The committee also noted the significant progress in the creation of shareholder value, as shown by the 1993 growth of total return on Beckman Common Stock compared to that of the composite peer group companies and the Standard and Poor's 500 Stock Index (see "Stock Performance Graph" following this report).

     - STOCK OPTIONS

     Long-term performance incentives for 1993 were provided through stock options granted pursuant to the current incentive compensation plan, approved by stockholders and administered by the committee. The non-qualified options have a ten year term (subject to earlier expiration upon termination of employment) with a non-discounted strike price and a three year vesting period. The grant levels in 1993 were graduated by job class from the CEO to nine lower levels of key management and senior technical staff members. The gradations for executive officers, all of whom were in the top five levels below the CEO ranged from 34% downward to 1.3% of the number of option shares approved for the CEO.

     Although the 50th percentile of option grant values in the Survey (discussed above) was the beginning reference point in the determination of the number of stock options to be granted, limitations on the number of shares available for plan purposes and the broad range of employees potentially receiving grants or awards under the plan required share conservation measures. This resulted in 1993 grant amounts 10% below the 50th percentile level in the Survey for the CEO and a range of 10% to 15% below the 50th percentile level for other executive officers.

OTHER MATTERS

     The committee is in the process of considering any revisions to the Company's executive compensation policy or plans which may be necessary due to provisions of the Omnibus Budget Reconciliation Act of 1993. This legislation amended Section 162 of the Internal Revenue Code by limiting to one million dollars the deductibility of compensation (including stock-based compensation) paid to certain executives.

     No member of the committee is a former or current officer or employee of the Company. The committee is composed entirely of independent outside directors. Mr. Fill, a current member of this committee as of January 1994, was not a Board or committee member in 1993 and did not participate in last year's executive compensation matters.

                                          Organization and Compensation
                                          Committee

                                          David S. Tappan, Jr.
                                          Earnest H. Clark, Jr.
                                          Francis P. Lucier

                            STOCK PERFORMANCE GRAPH

     Set forth below is a line graph comparing the cumulative total stockholder return on Beckman Common Stock, based on its market price and assuming reinvestment of dividends, with the cumulative total return of companies on the Standard & Poor's 500 Stock Index and a selected peer group for the period December 31, 1988 through December 31, 1993. Beckman Common Stock was initially offered to the public and subject to securities registration in November 1988.

      Measurement Period
    (Fiscal Year Covered)     Beckman         S&P 500       Peer Group
12/88                           100             100             100
12/89                           102             131             110
12/90                            88             127             124
12/91                           109             166             129
12/92                           142             179             145
12/93                           168             197             142

- ---------------

* Assumes $100 invested on December 31, 1988.

     The Company has chosen, as its competitive peer group, the following companies: Applied Bio-Systems, Becton-Dickenson, Bio-Rad Laboratories, Diagnostic Products, Millipore, and Perkin-Elmer. Applied Bio-Systems is included until the merger with Perkin-Elmer, and included thereafter with Perkin-Elmer information. Beckman has the unique characteristic of serving both the life sciences and diagnostic markets. Very few companies are similarly balanced between these two markets. Therefore, the peer group chosen reflects consideration given to the fact that these peer group companies are global public companies, are research and development based product manufacturers, have products focused on instrument systems and reagents, are an appropriate comparable size and/or focus, and have in the mix of companies a reasonable representation between the life sciences and diagnostic markets. Many of the direct competitors for Beckman's diagnostic products are privately held foreign corporations or smaller divisions of substantially larger public companies. As a result and in addition to the above reasons, Beckman has chosen this peer group because it is often compared to them by the financial investment community.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The Board has appointed the Audit Committee, whose members and functions are described under "Board of Directors Information -- Committees of the Board" above. Upon recommendation of the Audit Committee, the Board has appointed the firm of KPMG Peat Marwick as the Company's independent accountants for the current year. KPMG Peat Marwick has served as auditor of the Company since it was selected on March 29, 1990 to serve as the Company's independent accountant for the year ended December 31, 1990.

     Representatives of KPMG Peat Marwick are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

                             ADDITIONAL INFORMATION

ANNUAL REPORT

     A copy of the 1993 Annual Report to stockholders which includes the financial statements and the financial statement schedules, but excludes Form 10-K exhibits, is being mailed to each stockholder of record as of February 1, 1994, together with the proxy materials.

DEADLINE FOR STOCKHOLDER PROPOSALS

     Any proposal of an eligible stockholder intended to be presented at the Company's 1995 annual meeting must be received in writing by the Secretary of the Company on or before October 26, 1994, if the proposal is to be considered by the Board for inclusion in the Company's proxy materials for that meeting.

OTHER BUSINESS

     The Board does not intend to present at the Annual Meeting any business other than as stated above. If any other matters properly come before the Annual Meeting, the persons named in the accompanying proxy will have discretionary authority to vote all proxies in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          [SIG]

                                          WILLIAM H. MAY
                                          Secretary

February 23, 1994

                          BECKMAN INSTRUMENTS, INC.
                        PROXY/VOTING INSTRUCTION CARD

   PROXY SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL MEETING OF STOCKHOLDERS THE CURTIS THEATRE AT THE BREA, CIVIC & CULTURAL CENTER, BREA CALIFORNIA
                    WEDNESDAY, MARCH 30, 1994, 10:00 A.M.

        The undersigned hereby authorizes and appoints John P. Wareham and David S. Tappan, Jr., and each of them, as true and lawful agents and proxies with full power of substitution in each, to represent the undersigned as indicated on the reverse side hereof and in their discretion on all matters as may come before the 1994 Annual Meeting of Stockholders or any adjournments or postponements thereof.

               Nominees for Director for Term Expiring in 1997:
  Earnest H. Clark, Jr., Gavin S. Herbert, C. Roderick O'Neil, Louis T. Rosso

        This card provides voting instructions, as applicable, to (1) the appointed proxies for shares held of record by the undersigned including those held under the Company's Dividend Reinvestment Plan ("Common") and for shares held in First Chicago book entry accounts for certain employee purchases ("FCBE"), and (2) the Trustee for shares held on behalf of the undersigned in Company's Savings and Investment Plan ("SIP") (See "Savings and Investment Plan Voting Information" sheet, enclosed if applicable). IF REGISTRATIONS ARE NOT IDENTICAL, YOU MAY RECEIVE MORE THAN ONE SET OF PROXY MATERIALS. PLEASE SIGN, DATE AND RETURN ALL CARDS YOU RECEIVE.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES (SEE REVERSE SIDE) BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. SHARES CANNOT BE VOTED FOR YOU UNLESS YOU SIGN, DATE AND RETURN THIS CARD.

                                                                    SEE REVERSE
                                                                        SIDE

/X/ Please mark your
    votes as in this                                                       9830
    example

        This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this Proxy will be voted FOR Proposal 1.

                THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR:

1. Election              FOR            WITHHELD
   of                    / /               / /
   Directors
   (see reverse)


For, except vote withheld from the following nominee(s):

- ---------------------------------------------------------



                              Please check the box if you plan to attend the Annual Meeting. You will be mailed an admittance card.

                                                 / /

                              The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournment thereof.


                              NOTE: Please date and sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                              -------------------------------------------------

                              -------------------------------------------------
                              SIGNATURE(S)                              DATE

INSTITUTIONAL TRUST SERVICES GROUP                               MELLON BANK
- -------------------------------------------------------------------------------



                                  ATTENTION

                SAVINGS AND INVESTMENT PLAN VOTING INFORMATION

     PLEASE COMPLETE, DATE, SIGN AND RETURN THE "PROXY/VOTING INSTRUCTION CARD," ENCLOSED IN THE OUTSIDE ENVELOPE WINDOW POCKET*, IN ORDER TO DIRECT THE VOTING SHARES OF BECKMAN COMMON STOCK HELD IN YOUR SAVINGS AND INVESTMENT
PLAN BECKMAN STOCK FUND ACCOUNT(S). A RETURN ENVELOPE (U.S. POSTAGE PAID) IS PROVIDED. IF YOU DO NOT PROVIDE PROPER INSTRUCTIONS TO US (E.G., NOT CORRECTLY COMPLETED) BY MARCH 28, 1994, THE SHARES HELD IN YOUR ACCOUNT(S) WILL NOT BE VOTED.

     Your individual voting instructions are held in CONFIDENCE and will not be disclosed to Beckman. If the card also indicates your vote relating to shares owned by you of record outside of the Plan, that information also will be held in confidence.



                                                MELLON BANK, TRUSTEE
                                                Beckman Instruments, Inc.
                                                Savings and Investment Plan

February 1994





*The outside window envelope may contain a "Trustee Voting Instruction Card" relating to voting instructions for the Beckman Benefit Equity Trust, which will also be held in confidence and not disclosed to Beckman. Also you may receive more than one set of proxy materials depending on differences in the recording of your name on employee or stock registration records. You must complete, date, sign and return ALL cards received in order for shares represented thereby to be voted. Please use the same return envelope.

INSTITUTIONAL TRUST SERVICES GROUP                               MELLON BANK
- -------------------------------------------------------------------------------



                                  ATTENTION

                    TRUSTEE VOTING INSTRUCTION INFORMATION
                             BENEFIT EQUITY TRUST

     PLEASE COMPLETE, DATE, SIGN AND RETURN THE "TRUSTEE VOTING INSTRUCTION CARD," ENCLOSED IN THE OUTSIDE ENVELOPE WINDOW POCKET*, IN ORDER TO DIRECT THE VOTING OF SHARES OF BECKMAN COMMON STOCK HELD IN THE BECKMAN BENEFIT EQUITY TRUST. A RETURN ENVELOPE (U.S. POSTAGE PAID) IS PROVIDED. IT MUST BE RECEIVED BY MARCH 28, 1994 TO ENSURE THAT IT IS TABULATED IN TIME FOR THE
1994 ANNUAL MEETING.

     The Benefit Equity Trust was established to assist the Company in meeting its stock-based obligation. It does not change benefit plans in any way for you and it does not give you preferential claims to or beneficial ownership in its assets. Shares are voted in the same proportions as the number of instructions received.

     WE ARE LOOKING FORWARD TO YOU (AS AN EMPLOYEE WHO HAS RECENTLY PURCHASED SHARES UNDER THE BECKMAN EMPLOYEES' STOCK PURCHASE PLAN) TO GIVE US, THE TRUSTEE, YOUR VOTING PREFERENCES. WE ENCOURAGE YOU TO COMPLETE AND RETURN THE ENCLOSED TRUSTEE VOTING INSTRUCTION CARD. YOUR INDIVIDUAL VOTING INSTRUCTIONS ARE HELD IN CONFIDENCE AND ARE NOT DISCLOSED TO BECKMAN.

                                                MELLON BANK, TRUSTEE
                                                Beckman Instruments, Inc.
                                                Benefit Equity Trust

February 1994





*A "Proxy/Voting Instruction Card" may also be enclosed in the outside window pocket, if shares are held for you in the Savings and Investment Plan or if you own shares outside of that plan. Your vote indicated on that card will also be held in confidence and not disclosed to Beckman. You also may receive more than one set of proxy materials depending on differences in the recording of your name on employee and stock registration records. You must complete, date, sign and return ALL cards received in order for shares represented thereby to be voted. Please use the same return envelope.

                       TRUSTEE VOTING INSTRUCTION CARD
          BECKMAN INSTRUMENTS, INC. ("BECKMAN") BENEFIT EQUITY TRUST

     The Board of Directors of Beckman has solicited a proxy from Mellon Bank, as Trustee for the Beckman Instruments, Inc. Benefit Equity Trust on matters presented at the Beckman Annual Meeting of Stockholders, March 30, 1994, and any adjournments or postponements thereof (see "Trustee Voting Instruction Information - Benefit Equity Trust" enclosed with proxy materials). The undersigned directs the Trustee, on the reverse side hereof, on the vote upon the nominees for Director for the term expiring in 1997: Earnest H. Clark, Jr., Gavin S. Herbert, C. Roderick O'Neil and Louis T. Rosso.

     This card constitutes voting instructions to the Trustee only.
Completion of this card does not imply, create, or bestow on the undersigned any ownership or other rights to assets in the Beckman Benefit Equity Trust. All shares of Beckman Common Stock held in the Trust on the Record Date will be voted as directed in proportion to the number of responses received by the Trustee.

     You may receive more than one set of proxy materials if you hold Beckman Common Stock of record, in street name, in the Beckman Dividend Reinvestment Plan, in a First Chicago book entry account for certain employee puchases, or such stock is held on your behalf in the Beckman Savings and Investment Plan. PLEASE COMPLETE, SIGN, DATE AND RETURN ALL CARDS THAT YOU RECEIVE.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.

                                                          SEE REVERSE SIDE

     PLEASE MARK YOUR
  X  VOTES AS IN THE
     EXAMPLE

                THE INSTRUCTION CARD MUST BE PROPERLY EXECUTED IN ORDER FOR SHARES TO BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED.
        IF PROPERLY EXECUTED, BUT NO DIRECTION IS INDICATED, IT WILL BE COUNTED AS A VOTE FOR PROPOSAL 1.

                        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR:

                         FOR         WITHHELD
   1.  Election          / /           / /
       of
       Directors
       (see reverse)

   For, except vote withheld from the following nominee(s):








                    NOTE: Please date and sign exactly as name appears hereon.








                    -----------------------------------------------------------
                                    SIGNATURE                      DATE